Exhibit 99.1

Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Gregory S. Panagos
713 232 7551

Media Contact:	Guy A. Cantwell
	713 232 7647	News Release
FOR RELEASE: December 5, 2007

TRANSOCEAN INC. ANNOUNCES PRICING OF SENIOR NOTES OFFERING

HOUSTON—Transocean Inc. (NYSE: RIG) today announced that it priced a public offering of $0.5 billion of 5.25% Senior Notes due 2013, issued at a price of 99.868% of the principal amount, $1.0 billion of 6.00% Senior Notes due 2018, issued at a price of 99.663% of the principal amount, and $1.0 billion of 6.80% Senior Notes due 2038, issued at a price of 99.874% of the principal amount (together, the “Senior Notes”).  The offering is expected to close on December 11, 2007, subject to the satisfaction of closing conditions.

Transocean will have the right to redeem the Senior Notes at any time prior to maturity at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole premium.”

As previously announced on December 3, Transocean intends to raise an additional $6 billion through the issuance of convertible senior notes due 2037 (“Convertible Notes”), issuable in three series (Series A, B and C, together the “Convertible Notes”).  In addition, Transocean may issue up to an additional $600 million of Convertible Notes upon exercise of an overallotment option to be granted to the underwriters.  Upon conversion, Transocean is obligated to settle the Convertible Notes by delivering cash up to the aggregate principal amount of the Convertible Notes to be converted and ordinary shares in respect of the remainder, if any, of Transocean’s conversion obligation in excess of the aggregate principal amount of the Convertible Notes being converted.

Transocean intends to use the $2.5 billion of proceeds from the proposed Senior Notes offering, together with up to $6.6 billion of the proceeds from its proposed Convertible Notes offering and $1.5 billion of borrowings under its $1.5 billion 364-day revolving credit facility, to repay a portion of the outstanding borrowings under Transocean’s $15.0 billion bridge loan facility that were incurred to fund cash payments to shareholders in connection with Transocean’s recently completed reclassification of its ordinary shares and merger with GlobalSantaFe Corporation.

Goldman, Sachs & Co. and Lehman Brothers Inc. are joint bookrunning managers for the Senior Notes offering, Citi is a joint bookrunning manager for the offering of 2013 Senior Notes and JPMorgan is a joint bookrunning manager for the offering of 2018 and 2038 Senior Notes.  Goldman, Sachs & Co. and Lehman Brothers Inc. are joint bookrunning managers for the Convertible Notes offering, Citi is a joint bookrunning manager for the offering of Series A and C Convertible Notes and Credit Suisse is a joint bookrunning manager for the offering of Series B Convertible Notes.

The notes will be issued under a shelf registration statement filed by Transocean with the Securities and Exchange Commission on December 3, 2007, which became automatically effective.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of a prospectus and related prospectus supplement. When available, copies of the prospectus and related prospectus supplement in respect of any of these securities may be obtained from Goldman, Sachs & Co., Attn: Prospectus Dept., 85 Broad St., New York, New York 10004, via fax at (212) 902-9316 or e-mail at prospectus-ny@ny.email.gs.com and Lehman Brothers Inc., c/o Broadridge Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, fax (631) 254-7140 or by e-mail at qiana.smith@broadridge.com.

About Transocean

Transocean Inc. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 140 mobile offshore drilling units plus eight ultra-deepwater units under construction, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 39 High-Specification Floaters, 29 Other Floaters, 68 Jackups and four other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $43 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”

Forward-Looking Statements

Statements included in this news release regarding borrowings under the company’s 364-day revolving credit facility and the timing, amounts, use of proceeds and other aspects of the proposed senior notes offering or the proposed concurrent convertible notes offering, are forward-looking statements that involve certain assumptions.  These statements involve risks and uncertainties including, but not limited to, market conditions, closing conditions, Transocean’s results of operations and other factors detailed in Transocean’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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